EXHIBIT 99.2

PAYCHEX, INC. PRELIMINARY DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis reviews the operating results of Paychex, Inc. and its wholly owned subsidiaries (“Paychex,” “we,” “our,” or “us”) for each of the three fiscal years ended May 31, 2012 (“fiscal 2012”), May 31, 2011 (“fiscal 2011”), and May 31, 2010 (“fiscal 2010”), and our financial condition as of May 31, 2012. This review provides analysis and disclosure in addition to the disclosures contained in our press release dated June 27, 2012, which is furnished as Exhibit 99.1 to this Current Report on Form 8-K (“Form 8-K”).

This discussion and analysis is preliminary, and as such, it is not based on audited financial information and it is not a complete discussion and analysis intended to satisfy the requirements of Item 303 of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”). We expect to file our fiscal 2012 Annual Report on Form 10-K (“Form 10-K”) with the SEC within 60 days after our May 31, 2012 fiscal year end. The fiscal 2012 Form 10-K will contain a complete set of audited consolidated financial statements, notes to consolidated financial statements, and complete Management’s Discussion and Analysis of Financial Condition and Results of Operations that will satisfy the requirements of Item 303 of Regulation S-K.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS PURSUANT TO THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States (“U.S.”) Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•

general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition;

•	changes in the availability of skilled workers;

•

changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation rates and underlying claims trends;

•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;

•	the possibility of a security breach that disrupts operations or exposes client confidential data;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of a failure of internal controls or our inability to implement business processing improvements;

•

the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations; and

•	potentially unfavorable outcomes related to pending legal matters.

Any of these factors, as well as such other factors as discussed in our periodic filings with the SEC, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. We undertake no obligation to update these forward-looking statements after the date of filing of the Form 8-K containing this document with the SEC to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

Overview

We are a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. Our Payroll and Human Resource Services offer a portfolio of services and products that allow our clients to meet their diverse payroll and human resource needs. Our payroll services are the foundation of our service portfolio. They are provided through either our core payroll or Major Market Services (“MMS”), which is utilized by clients that have more sophisticated payroll and benefits needs, and include:

•	payroll processing;

•	payroll tax administration services;

•	employee payment services; and

•	regulatory compliance services (new-hire reporting and garnishment processing).

In addition to the above, our software-as-a-service (“SaaS”) solution through our MMS platform provides human resource management, employee benefits management, time and attendance systems, online expense reporting, and applicant tracking.

Our Human Resource Services primarily include:

•

Paychex HR Solutions, under which we offer our administrative services organization (“ASO”) and our professional employer organization (“PEO”). We also offer Paychex HR Essentials, an ASO product that provides support to our clients over the phone or online to help manage employee-related topics;

•	retirement services administration;

•	insurance services;

•	eServices; and

•	other human resource services and products.

Our business strategy is focused on achieving strong long-term financial performance by providing high-quality, timely, accurate, and affordable services; growing our client base; increasing utilization of our ancillary services; leveraging our technology and operating infrastructure; and expanding our service offerings. We continue to focus on driving growth in clients, revenue, and profits. We are managing our personnel costs and expenses while continuing to invest in our business, particularly in areas related to innovation and supporting technology. We believe these investments are critical to our success. Looking to the future, we continue to focus on investing in our products, people, and service capabilities, positioning ourselves to capitalize on opportunities for long-term growth.

Our financial results for fiscal 2012 reflected sustained growth in our business. Our key business indicators of checks per payroll and revenue per check continued to show improvement. Checks per payroll grew 2.0% for fiscal 2012. This growth is slightly less than the growth of 2.7% for fiscal 2011, as expected. Our revenue growth has been moderate, as new business formation remains challenged.

Our financial results continue to be adversely impacted by the interest rate environment. The equity markets hit a low in March 2009, with interest rates available on high quality financial instruments remaining low since that time. The Federal Funds rate has been at a range of zero to 0.25% since December 2008. Our combined funds held for clients and corporate investment portfolios earned an average rate of return of 1.1% for fiscal 2012, compared to 1.3% for fiscal 2011 and 1.5% for fiscal 2010.

Highlights of our financial results for fiscal 2012 compared to fiscal 2011 are as follows:

•	Payroll service revenue increased 5% to $1.5 billion.

•	Human Resource Services revenue increased 13% to $676.2 million.

•	Interest on funds held for clients decreased 9% to $43.6 million.

•	Total revenue increased 7% to $2.2 billion.

•

Operating income increased 9% to $853.9 million, and operating income, net of certain items, increased 10% to $810.3 million. Refer to the “Non-GAAP Financial Measure” discussion below for further information on operating income, net of certain items.

•	Net income and diluted earnings per share each increased 6% to $548.0 million and $1.51 per share, respectively.

•	Dividends of $460.5 million were paid to stockholders, representing 84% of net income.

Our results for fiscal 2012 benefited from the inclusion of SurePayroll, Inc. (“SurePayroll”), a provider of payroll processing for small businesses, acquired on February 8, 2011, and ePlan Services, Inc. (“ePlan”), a provider of recordkeeping and administrative solutions to the defined contribution marketplace, acquired on May 3, 2011. These acquisitions in fiscal 2011 and an immaterial acquisition in fiscal 2012 contributed approximately 2% in total revenue growth for fiscal 2012.

Non-GAAP Financial Measure

In addition to reporting operating income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients and the expense charge in fiscal 2010 to increase the litigation reserve. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. The expense charge to increase the litigation reserve is also an adjustment to operating income due to its unusual and infrequent nature. It is outside the normal course of our operations and obscures the comparability of performance period over period. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the SEC. As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Business Outlook

Our client base totaled approximately 567,000 clients as of May 31, 2012, compared to approximately 564,000 clients as of May 31, 2011, and approximately 536,000 clients as of May 31, 2010. Our client base increased 0.5% for fiscal 2012, compared to an increase of 5.2% for fiscal 2011 and a decline of 3.2% for fiscal 2010. Our organic client base was essentially flat for fiscal 2012 and declined 0.9% for fiscal 2011.

For fiscal 2012, payroll services client retention was approximately 80% of our beginning client base, a return to historical levels. This is a slight increase over fiscal 2011. Through our focus on providing high-quality service to our customers to maximize client retention, we received the highest client satisfaction results in our history.

Our ancillary services provide services to employers and employees beyond payroll, but effectively leverage payroll processing data and, therefore, are beneficial to our operating margin. The following statistics demonstrate the growth in our Human Resource Services ancillary service offerings:

		Organic growth for fiscal year(1)
	As of May 31, 2012	2012	2011	2010
Paychex HR Solutions client employees served(2)	615,000	8%	12%	11%
Paychex HR Solutions clients(2)	23,000	8%	8%	9%
Insurance services clients(3)	107,000	6%	8%	7%
Health and benefits services applicants	121,000	23%	23%	38%
Retirement services clients	59,000	3%	5%	3%

(1)	Growth rates exclude impact of acquisition of ePlan.
(2)	Includes Paychex HR Essentials as of May 31, 2012 and 2011.
(3)	Includes workers’ compensation insurance services clients and health and benefits services clients.

Continued investment in our business is critical to our success. We continued to expand our product portfolio, through internal development and acquisitions, to add value for our clients. In the second half of fiscal 2011, we acquired SurePayroll and ePlan. These acquisitions have created excellent opportunities in their markets, and allow Paychex to offer a full range of payroll and 401(k) outsourcing alternatives. During fiscal 2012, we continued to integrate these acquired companies. In December 2011, we purchased Icon Time Systems, Inc., a provider of time and attendance solutions for small and medium-sized businesses, with whom we previously had a successful business relationship through one of our time and attendance offerings. Additionally, we launched new ancillary products in fiscal 2012. Our Business Insurance Payment Service relieves business owners of the administrative burden of paying their insurance premiums. Paychex Advisory Select 401(k) is a new offering specifically designed for fee-based financial advisors.

We have focused on launching enhanced technology to support our existing SaaS products. Recent launches include a single sign-on and landing page; Paychex Online Mobile iPad application and AndroidTM tablet application; and, most recently, a smartphone application. These mobile applications allow our clients instant access and increased productivity.

We continued to invest in our Paychex Next Generation platform and its suite of innovative products, as we believe this is a key building block to our future success. This new platform allows us to leverage efficiencies in our processes and to continue to provide excellent customer service to our clients. Our enhanced platform has led to improved productivity within our operations, contributing to the increase in our operating income, net of certain items, as a percentage of service revenue to 37.1% for fiscal 2012, compared to 36.3% for the prior year.

We continued the expansion of our insurance services nationwide, simplifying the process required to obtain coverage through our network of national and regional insurers. We now service approximately 107,000 clients through our subsidiary, Paychex Insurance Agency, Inc. We believe insurance services is an area that continues to offer significant opportunities for future growth.

We have strengthened our position as an expert in our industry by serving as a source of education and information to clients and other interested parties. We provide free webinars, white papers, and other information on our website to aid existing and prospective clients with the impact of regulatory changes. In an effort to help entrepreneurs and small-business owners achieve similar success, we launched a new website, BuildMyBiz.com, that provides tools and resources for starting, growing, and managing a business. In addition, the Paychex Insurance Agency, Inc. website, www.paychexinsurance.com, helps small business owners navigate the area of insurance coverage.

Financial position and liquidity

The volatility in the global financial markets continues to curtail available liquidity in the marketplace and limit investment choices. Despite this macroeconomic environment, as of May 31, 2012, our financial position remained strong with cash and total corporate investments of $790.0 million and no debt.

Our investment strategy focuses on optimizing liquidity and protecting principal. Yields on high quality financial instruments remain low, negatively impacting our income earned on funds held for clients and corporate investments. We invest predominately in municipal bonds – general obligation bonds; pre-refunded bonds, which are secured by a U.S. government escrow; and essential services revenue bonds. During fiscal 2012, our primary short-term investment vehicles were high quality variable rate demand notes (“VRDNs”) and FDIC-insured deposit accounts.

A substantial portion of our portfolio is invested in high credit quality securities with AAA and AA ratings and A-1/P-1 ratings on short-term securities. We limit the amounts that can be invested in any single issuer and invest in short- to intermediate-term instruments whose fair value is less sensitive to interest rate changes. We believe that our investments as of May 31, 2012 were not other-than-temporarily impaired, nor has any event occurred subsequent to that date that would indicate any other-than-temporary impairment.

Our primary source of cash is our ongoing operations. Cash flow from operations was $706.6 million for fiscal 2012. Historically, we have funded our operations, capital purchases, business acquisitions, and dividend payments from our operating activities. Our positive cash flows in fiscal 2012 allowed us to support our business growth and to pay substantial dividends to our stockholders. During fiscal 2012, dividends paid to stockholders were 84% of net income. It is anticipated that cash and total corporate investments as of May 31, 2012, along with projected operating cash flows, will support our normal business operations, capital purchases, and dividend payments for the foreseeable future.

For further analysis of our results of operations for fiscal years 2012, 2011, and 2010, and our financial position as of May 31, 2012, refer to the tables and analysis in the “Results of Operations” and “Liquidity and Capital Resources” sections of this preliminary discussion and analysis.

Outlook

Our outlook for the fiscal year ending May 31, 2013 (“fiscal 2013”) is based upon current economic and interest rate conditions continuing with no significant changes. Our expected fiscal 2013 payroll revenue growth rate is based upon anticipated client base growth, offset by an expected lower rate of growth in checks per payroll, and modest increases in revenue per check. Human Resource Services revenue growth is expected to remain in line with our historical organic experience. Prior acquisitions are expected to have minimal impact to projected revenue growth rates for fiscal 2013.

Our fiscal 2013 guidance is as follows:

	Low		High
Payroll service revenue	3%	—	4%
Human Resource Services revenue	9%	—	11%
Total service revenue	5%	—	6%
Interest on funds held for clients	(8%)	—	(6%)
Investment income, net	25%	—	35%
Net income	5%	—	7%

Operating income, net of certain items, as a percent of service revenue, is expected to approximate 37% for fiscal 2013. The effective income tax rate for fiscal 2013 is expected to approximate 36%.

Interest on funds held for clients and investment income for fiscal 2013 are expected to continue to be impacted by the low interest rate environment. The average rate of return on our combined funds held for clients and corporate investment portfolios is expected to remain at 1.1% for fiscal 2013. As of May 31, 2012, the long-term investment portfolio had an average yield-to-maturity of 2.2% and an average duration of 3.0 years. In the next twelve months, approximately 15% to 20% of this portfolio will mature, and it is currently anticipated that these proceeds will be reinvested at a lower average interest rate of approximately 1.1%. Investment income is expected to benefit from ongoing investment of cash generated from operations.

Earnings per share for fiscal 2013 is expected to be adversely impacted by approximately $0.01 per share due to a planned increase in our sales force and an increase in employee-related costs for the increase in the 401(k) employer match implemented during fiscal 2012.

Purchases of property and equipment for fiscal 2013 are expected to be in the range of $95 million to $100 million. This includes costs for internally developed software as we continue to invest in our product development. Fiscal 2013 depreciation expense is projected to be in the range of $80 million to $85 million, and we project amortization of intangible assets for fiscal 2013 to be slightly less than $20 million.

Results of Operations

Summary of Results of Operations for the Fiscal Years Ended May 31:

In millions, except per share amounts	2012	Change	2011	Change	2010
Revenue:
Payroll service revenue	$1,510.0	5%	$1,438.8	2%	$1,404.9
Human Resource Services revenue	676.2	13%	597.4	10%	540.9

Total service revenue	2,186.2	7%	2,036.2	5%	1,945.8
Interest on funds held for clients	43.6	(9%)	48.1	(13%)	55.0

Total revenue	2,229.8	7%	2,084.3	4%	2,000.8
Combined operating and SG&A expenses	1,375.9	6%	1,297.9	2%	1,276.0

Operating income	853.9	9%	786.4	8%	724.8
Investment income, net	6.4	9%	5.8	29%	4.5

Income before income taxes	860.3	9%	792.2	9%	729.3
Income taxes	312.3	13%	276.9	10%	252.3

Effective income tax rate	36.3%		35.0%		34.6%
Net income	$548.0	6%	$515.3	8%	$477.0

Diluted earnings per share	$1.51	6%	$1.42	8%	$1.32

We invest in highly liquid, investment-grade fixed income securities and do not utilize derivative instruments to manage interest rate risk. As of May 31, 2012, we had no exposure to high-risk or illiquid investments and had insignificant exposure to European investments. Details regarding our combined funds held for clients and corporate investment portfolios are as follows:

	Year ended May 31,
$ in millions	2012	2011	2010
Average investment balances:
Funds held for clients	$3,584.3	$3,350.3	$3,167.9
Corporate investments	685.9	662.4	653.8

Total	$4,270.2	$4,012.7	$3,821.7

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.2%	1.4%	1.6%
Corporate investments	0.9%	0.9%	0.8%
Combined funds held for clients and corporate investments	1.1%	1.3%	1.5%
Net realized gains:
Funds held for clients	$1.0	$1.3	$3.2
Corporate investments	—	—	—

Total	$1.0	$1.3	$3.2

$ in millions As of May 31,	2012	2011	2010
Net unrealized gains on available-for-sale securities (1)	$59.5	$59.3	$66.6
Federal Funds rate (2)	0.25%	0.25%	0.25%
Total fair value of available-for-sale securities	$3,059.0	$2,737.2	$2,151.8
Weighted-average duration of available-for-sale securities in years (3)	3.0	2.4	2.5
Weighted-average yield-to-maturity of available-for-sale securities (3)	2.2%	2.6%	2.9%

(1)	The net unrealized gain on our investment portfolios was approximately $54.6 million as of June 22, 2012.
(2)	The Federal Funds rate was a range of zero to 0.25% as of May 31, 2012, 2011, and 2010.
(3)	These items exclude the impact of VRDNs, as they are tied to short-term interest rates.

Payroll service revenue: Payroll service revenue increased 5% for fiscal 2012 and 2% for fiscal 2011 to $1.5 billion and $1.4 billion, respectively. Organic growth in payroll service revenue was approximately 4% for fiscal 2012 and 2% for fiscal 2011. Both fiscal 2012 and fiscal 2011 revenue benefited from increases in checks per payroll and revenue per check. Checks per payroll increased 2.0% for fiscal 2012 compared to fiscal 2011, and fiscal 2011 increased 2.7% compared to fiscal 2010. Revenue per check was positively impacted by price increases, partially offset by discounting. Our organic client base growth was essentially flat for fiscal 2012, and declined 0.9% for fiscal 2011, as new business formation remains challenged. Client retention improved for both fiscal 2012 and fiscal 2011.

Note: Checks per payroll is an estimate. During fiscal 2012, we refined our estimation process. The result was that growth in checks per payroll disclosed in prior periods is moderately higher, but directionally unchanged. Our estimate of checks per payroll excludes SurePayroll clients.

Human Resource Services revenue: Human Resource Services revenue increased 13% for fiscal 2012 and 10% for fiscal 2011 to $676.2 million and $597.4 million, respectively. These growth rates were impacted by the acquisition of ePlan in May 2011 and the sale of Stromberg time and attendance operations (“Stromberg”), an immaterial component of Paychex, in October 2009. Organic growth in Human Resource Services revenue, excluding the impacts of these events, was approximately 11% for both fiscal 2012 and fiscal 2011, reflecting growth in clients and price increases. The following factors contributed to the growth for fiscal 2012 and fiscal 2011:

•

Paychex HR Solutions revenue was positively impacted by the favorable trend in checks per payroll, price increases, and growth in both clients and client employees. The rate of growth for Paychex HR Solutions revenue for fiscal 2012 was adversely impacted by fewer client employees within our PEO and lower average revenue per employee in our Paychex HR Essentials product.

•

Insurance services revenue benefited from the continuing growth in health and benefits services revenue and increases in both clients and premiums for workers’ compensation insurance services. Health and benefits services revenue increased 24% to $52.3 million for fiscal 2012 and 29% to $42.0 million for fiscal 2011, primarily driven by the increases for the respective periods in the number of applicants.

•	Products that primarily support our MMS clients through our SaaS model continue to experience growth in clients and revenue.

•

Retirement services revenue benefited from an increase in the average asset value of retirement services client employees’ funds (excluding ePlan) for both fiscal 2012 and fiscal 2011. This was partially offset by the impact from a shift in the mix of assets within these funds to investments earning lower fees from external managers.

•

Human Resource Services revenue growth is less predictable than our payroll revenue growth. PEO net service revenue exhibits greater variability between periods due to fluctuations in total client employees as healthcare rates and workers’ compensation claims experience vary. PEO performance had an adverse impact on Human Resource Services revenue growth for fiscal 2012 and fiscal 2011.

$ in billions As of May 31,	2012	Change	2011	Change	2010
Paychex HR Solutions client employees served (1)	615,000	8%	569,000	12%	505,000
Paychex HR Solutions clients(1)	23,000	8%	21,000	8%	20,000
Insurance services clients(2)	107,000	6%	100,000	8%	92,000
Health and benefits services applicants	121,000	23%	99,000	23%	80,000
Retirement services clients(3)	59,000	4%	57,000	12%	51,000
Asset value of retirement services client employees’ funds(3)	$15.7	3%	$15.3	35%	$11.3

(1)	Includes Paychex HR Essentials as of May 31, 2012 and 2011.
(2)	Includes workers’ compensation insurance services clients and health and benefits services clients.
(3)

Includes ePlan as of May 31, 2012 and 2011. Organic growth in retirement services clients would have been 3% for fiscal 2012 and 5% for fiscal 2011. Organic growth in the asset value of retirement services client employees’ funds would have been 2% for fiscal 2012 and 26% for fiscal 2011.

Total service revenue: Total service revenue increased 7% for fiscal 2012 and 5% for fiscal 2011, attributable to the factors previously discussed. Organic service revenue growth was approximately 6% for fiscal 2012 and 4% for fiscal 2011.

Interest on funds held for clients: Interest on funds held for clients decreased 9% for fiscal 2012 and 13% for fiscal 2011 compared to the respective prior year periods. These declines were the result of lower average interest rates earned, partially offset by an increase in average investment balances.

Average investment balances for funds held for clients increased 7% for fiscal 2012 and 6% for fiscal 2011. The increase for fiscal 2012 was the result of the inclusion of SurePayroll client funds, wage inflation, increase in state unemployment insurance rates, and the increase in checks per payroll. The increase in average investment balances for fiscal 2011 was the result of increases in state unemployment insurance rates and the increase in checks per payroll, offset somewhat by the lingering effects of the difficult economic conditions on our client base.

Combined operating and SG&A expenses: The following table summarizes total combined operating and selling, general and administrative (“SG&A”) expenses for fiscal years:

In millions	2012	Change	2011	Change	2010
Compensation-related expenses	$920.8	5%	$877.7	3%	$854.9
Facilities expenses	58.1	(3%)	60.0	(1%)	60.4
Depreciation and amortization	97.8	10%	88.7	3%	86.5
Other expenses	299.2	10%	271.5	6%	255.5

	1,375.9	6%	1,297.9	3%	1,257.3
Expense charge to increase the litigation reserve	—	—	—	(100%)	18.7

Total operating and SG&A expenses	$1,375.9	6%	$1,297.9	2%	$1,276.0

A significant portion of the increases in expenses for fiscal 2012 and fiscal 2011 were driven by the acquisitions during these periods. Organic growth in combined operating and SG&A expenses (exclusive of acquisitions and the aforementioned $18.7 million expense charge in fiscal 2010) was approximately 3% for fiscal 2012 and 2% for fiscal 2011. Increases in product innovation and the supporting technology contributed to the increases in total expenses. Expenses related to information technology increased at a faster pace than overall expenses for both fiscal 2012 and fiscal 2011. Improvements in operations productivity with related lower headcount have moderated these increases.

Compensation-related costs for fiscal 2012 were impacted by increased headcount in areas supporting our development of technology, and higher employee-related costs for health care and 401(k) employer match. In addition, the increase in expenses for fiscal 2011 was primarily driven by personnel-related costs, in part due to reinstatement of salary increases and 401(k) employer match during fiscal 2011 along with one-time costs related to the separation agreement entered into with Jonathan J. Judge, our former President and Chief Executive Officer. As of May 31, 2012 and 2011, we had approximately 12,400 employees compared with approximately 12,200 employees as of May 31, 2010.

Depreciation expense is primarily related to buildings, furniture and fixtures, data processing equipment, and software. Increases in depreciation expense were due to capital expenditures as we invested in technology and continued to grow our business. Amortization of intangible assets is primarily related to client list acquisitions, which are amortized using either straight-line or accelerated methods. Depreciation and amortization increased in fiscal 2012 and fiscal 2011 due to business acquisitions.

Other expenses include items such as delivery, forms and supplies, communications, travel and entertainment, equipment costs, professional services, and other costs incurred to support our business. The increase in other expenses for fiscal 2012 and fiscal 2011 was primarily attributable to the inclusion of our acquisitions. In addition, higher equipment costs within information technology and higher professional services supporting our technology development contributed to the increases in other expenses for fiscal 2012.

During fiscal 2010, we recorded an expense charge of $18.7 million to increase our litigation reserve.

Operating income: Operating income increased 9% for fiscal 2012 and 8% for fiscal 2011. The fluctuations in operating income were attributable to the factors previously discussed.

Operating income, net of certain items, is as follows for fiscal years:

In millions	2012	Change	2011	Change	2010
Operating income	$853.9	9%	$786.4	8%	$724.8
Excluding:
Interest on funds held for clients	(43.6)	(9%)	(48.1)	(13%)	(55.0)
Expense charge to increase the litigation reserve	—	—	—	(100%)	18.7

Operating income, net of certain items	$810.3	10%	$738.3	7%	$688.5

Operating income, net of certain items, as a percent of service revenue	37.1%		36.3%		35.4%

Refer to the previous discussion of operating income, net of certain items, in the “Non-GAAP Financial Measure” section on page 3.

Investment income, net: Investment income, net, primarily represents earnings from our cash and cash equivalents and investments in available-for-sale securities. Investment income does not include interest on funds held for clients, which is included in total revenue. The increases in investment income were primarily the result of higher average invested balances. Average investment balances increased 4% for fiscal 2012 and 1% for fiscal 2011. The increases were the result of investment of cash generated from operations, partially offset by the impact on balances of cash utilized to fund the acquisitions of SurePayroll and ePlan during the second half of fiscal 2011. Fiscal 2011 benefited from a slight increase in average interest rates earned on corporate investments that was primarily driven by higher yields on funds invested into our longer-term investment portfolio compared to the prior year.

Income taxes: Our effective income tax rate was 36.3% for fiscal 2012 compared to 35.0% for fiscal 2011 and 34.6% for fiscal 2010. The increase in our effective tax rate for fiscal 2012 was primarily the result of changes in state apportionment and lower levels of tax-exempt income derived from municipal debts securities in the funds held for clients and corporate investment portfolios. The increase in our effective tax rate for fiscal 2011 was primarily attributable to lower tax-exempt income on available-for-sale securities during fiscal 2011 compared to fiscal 2010.

Net income and earnings per share: Net income increased 6% to $548.0 million for fiscal 2012 and 8% to $515.3 million for fiscal 2011. Diluted earnings per share increased 6% to $1.51 per share for fiscal 2012 and 8% to 1.42 per share for fiscal 2011. These fluctuations were attributable to the factors previously discussed.

Liquidity and Capital Resources

The volatility in the global financial markets continues to curtail available liquidity in the marketplace and limit investment choices. Despite this macroeconomic environment, our financial position as of May 31, 2012 remained strong with cash and total corporate investments of $790.0 million and no debt. We also believe that our investments as of May 31, 2012 were not other-than-temporarily impaired, nor has any event occurred subsequent to that date that would indicate any other-than-temporary impairment. We anticipate that cash and total corporate investments as of May 31, 2012, along with projected operating cash flows, will support our normal business operations, capital purchases, and dividend payments for the foreseeable future.

Operating Cash Flow Activities

	Year ended May 31,
In millions	2012	2011	2010
Net income	$548.0	$515.3	$477.0
Non-cash adjustments to net income	175.1	166.5	161.3
Cash (used in)/provided by changes in operating assets and liabilities	(16.5)	33.5	(27.4)

Net cash provided by operating activities	$706.6	$715.3	$610.9

The decrease in our operating cash flows for fiscal 2012 resulted mainly from fluctuations in operating assets and liabilities, partially offset by higher net income adjusted for non-cash items. The increase in our operating cash flows for fiscal 2011 resulted mainly from increases in net income and fluctuations in operating assets and liabilities. The fluctuations in our operating assets and liabilities between periods for both fiscal 2012 and fiscal 2011 were primarily related to the timing of collections from clients and payments for compensation, PEO payroll, income tax, and other liabilities.

Investing Cash Flow Activities

	Year ended May 31,
In millions	2012	2011	2010
Net change in funds held for clients and corporate investment activities	$(1,147.4)	$(179.8)	$(341.2)
Purchases of property and equipment, net of proceeds from the sale of property and equipment	(89.6)	(100.5)	(61.3)
(Acquisition)/sale of businesses	(6.0)	(126.4)	13.1
Purchases of other assets	(1.3)	(2.8)	(11.9)

Net cash used in investing activities	$(1,244.3)	$(409.5)	$(401.3)

Funds held for clients and corporate investments: Funds held for clients consist of short-term funds and available-for-sale securities. Corporate investments are primarily comprised of available-for-sale securities. The fluctuation in the net change in funds held for clients and corporate investment activities for fiscal 2012 as compared to fiscal 2011 is largely due to timing within the client fund portfolio, as there was a large inflow of collections on May 31, 2012 that was invested primarily in short-term investments on that date. See further discussion of this timing in the financing cash flows discussion of net change in client fund obligations. In addition, we increased our investment in longer-term available-for-sale securities within our corporate portfolio in fiscal 2012.

The fluctuation in the net change in funds held for clients and corporate investment activities for fiscal 2011 as compared to fiscal 2010 was related to mix of investment securities. In fiscal 2011, we continued to increase our investment in VRDNs and the amounts of purchases and sales for available-for-sale securities increased. However, partially offsetting this impact was the related liquidation of cash equivalents and the impact on cash equivalents from timing of remittances within the funds held for clients’ portfolio as compared to collections surrounding the fiscal year-end. See further discussion of this timing in the financing cash flows discussion of net change in client fund obligations.

In general, fluctuations in net funds held for clients and corporate investment activities primarily relate to timing of purchases, sales, or maturities of investments. The amount of funds held for clients will vary based upon the timing of collection of client funds, and the related remittance of funds to applicable tax or regulatory agencies for payroll tax administration services and to employees of clients utilizing employee payment services.

Purchases of long-lived assets: To support our continued client and ancillary product growth, purchases of property and equipment were made for data processing equipment and software, and for the expansion and upgrade of various operating facilities. During fiscal years 2012, 2011, and 2010, we purchased approximately $2.6 million, $5.7 million, and $3.2 million, respectively, of data processing equipment and software from EMC Corporation. The Chairman, President, and Chief Executive Officer of EMC Corporation is a member of our Board of Directors (the “Board”).

During fiscal 2012, we had an immaterial business acquisition. During fiscal 2011, we paid $126.4 million for the acquisitions of SurePayroll and ePlan. During fiscal 2010, we received $13.1 million from the sale of Stromberg, an immaterial component of the Company. The purchases of other assets were for customer lists.

Financing Cash Flow Activities

	Year ended May 31,
In millions, except per share amounts	2012	2011	2010
Net change in client fund obligations	$980.5	$(34.9)	$42.3
Dividends paid	(460.5)	(448.8)	(448.6)
Proceeds from exercise and excess tax benefit related to stock-based awards	7.5	12.6	8.2

Net cash provided by/(used in) financing activities	$527.5	$(471.1)	$(398.1)

Cash dividends per common share	$1.27	$1.24	$1.24

Net change in client fund obligations: The client fund obligations liability will vary based on the timing of collecting client funds, and the related required remittance of funds to applicable tax or regulatory agencies for payroll tax administration services and to employees of clients utilizing employee payment services. Collections from clients are typically remitted from one to 30 days after receipt, with some items extending to 90 days.

The fluctuation in net change in client fund obligations for fiscal 2012 compared to fiscal 2011 is the result of timing of collections and remittances as May 31, 2012 fell on a Thursday, a large collection day for direct pay funds. These funds were then paid out on Friday, June 1, 2012. In 2011, May 31 fell on a Tuesday, and there were lower collections from clients on that day. In addition, overall client fund balances were 7% higher on average for fiscal 2012 than for fiscal 2011.

The fluctuation in net change in client fund obligations for fiscal 2011 as compared to fiscal 2010 is the result of timing of collections and remittances surrounding the Federal holiday on May 31, 2010, offset by an increase in average client collections primarily due to higher state unemployment insurance rates. As a result of May 31, 2010 being a Federal holiday, client fund obligations were higher as collections were made on Friday, May 28, 2010 that were not remitted to client employees and tax or regulatory agencies until June 2010. This resulted in a positive cash flow impact for fiscal 2010. May 31, 2011 did not fall on a Federal holiday, so we did not have the same level of client fund holdings at the end of fiscal 2011.

Dividends paid: In October 2011, the Board increased our quarterly dividend to stockholders by 3% to $0.32 per share from $0.31 per share. A quarterly dividend of $0.31 per share was paid to stockholders of record during the first quarter of fiscal 2012 and the fiscal years 2011 and 2010. The dividends paid as a percentage of net income totaled 84%, 87%, and 94% for those respective fiscal years. The payment of future dividends is dependent on our future earnings and cash flow and is subject to the discretion of our Board.

Exercise of stock options: Proceeds from exercise and excess tax benefit related to stock-based awards increased for both fiscal 2012 and fiscal 2011 compared to the respective prior years. Common shares acquired through exercise of stock options were 0.2 million shares for fiscal 2012 and 0.4 million shares for both fiscal 2011 and 2010. The increase in proceeds for fiscal 2011 was the result of a higher average exercise price than for fiscal 2012 or 2010.